Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CLEARSIDE BIOMEDICAL, INC.

Clearside Biomedical, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), certifies:

FIRST: The name of the corporation is Clearside Biomedical, Inc. (the “Company”).

SECOND: The Company’s original Certificate of Incorporation was filed on May 26, 2011. The Certificate of Incorporation was last amended and restated by the Fifth Amended and Restated Certificate of Incorporation on June 7, 2016, and last amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation on June 22, 2022 (together, the “Certificate”).

THIRD: The Company’s Board of Directors and stockholders, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions approving the following amendments to the Certificate:

The second sentence of Article IV of the Certificate is deleted and replaced in its entirety with:

“The total number of shares of all classes of capital stock which the Company shall have authority to issue is four hundred ten million (410,000,000) shares, of which four hundred million (400,000,000) shares shall be Common Stock (the “Common Stock”), each having a par value of one-tenth of one cent ($0.001), and ten million (10,000,000) shares shall be Preferred Stock (the “Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).”

FOURTH: All other provisions of the Certificate will remain in full force and effect.

FIFTH: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

1.

IN WITNESS WHEREOF, this Certificate of Amendment to Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Company on May 30, 2025.

Clearside Biomedical, Inc.

By: /s/George Lasezkay

Name: George Lasezkay

Title: Chief Executive Officer